STANDARDS OF BUSINESS CONDUCT

AND CODE OF ETHICS

BMO Harris Bank N.A.

BMO Asset Management Corp.

BMO Investment Distributors, LLC

BMO Funds, Inc.

BMO LGM Frontier Markets Equity Fund

Stoker Ostler Wealth Advisors, Inc.

Taplin, Canida & Habacht, LLC

BMO Delaware Trust Company

March 2018

STANDARDS OF BUSINESS CONDUCT

AND CODE OF ETHICS

Table of Contents

I.	INTRODUCTION	4

II.	DEFINITIONS	4

A.	“ACCESS PERSON”	4

B.	“ADVISERS”	5

C.	“ADVISORY PERSON”	5

D.	“APPROVED THIRD PARTY MANAGER ACCOUNT”	5

E.	“AFFILIATE”	5

F.	“ASSOCIATED PROCEDURES”	5

G.	“AUTOMATIC INVESTMENT PLAN”	5

H.	“BANK EMPLOYEE MEMBER”	5

I.	“BENEFICIAL OWNERSHIP”	6

J.	“BMO ENTITIES”	6

K.	“BMO FUNDS”	6

L.	“CLIENT”	6

M.	“CONFIDENTIAL INFORMATION”	6

N.	“CONTROL”	6

O.	“COVERED PERSON”	6

P.	“DESIGNATED REPORTING PERSON”	7

Q.	“DISINTERESTED DIRECTOR”	7

R.	“FEDERAL SECURITIES LAWS”	7

S.	“INITIAL PUBLIC OFFERING OR IPO”	7

T.	“INVESTMENT PERSONNEL”	7

U.	“LIMITED OFFERING”	7

V.	“PUBLIC COMPANY”	7

W.	“PURCHASE OR SALE OF A SECURITY”	7

X.	“REPORTABLE ACCOUNT”	7

Y.	“REPORTABLE FUND”	8

Z. “REPORTABLE SECURITY”		8

AA. “SECURITY”		8

BB. “SUPERVISED PERSON”		9

III.	STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS	9

IV.	INSIDER TRADING AND THE PROTECTION OF MATERIAL NON-PUBLIC INFORMATION	10

V.	MARKET MANIPULATION	12

VI.	PERSONAL SECURITIES TRADING AND REPORTING	13

VII.	GIFTS AND ENTERTAINMENT POLICY	21

A.	GIFTS	21

B.	ENTERTAINMENT	22

C.	SPECIAL CONSIDERATIONS FOR CERTAIN CLIENT TYPES	22

VIII.	SERVICE AS BOARD DIRECTOR OR MEMBER	22

IX.	CERTIFICATION AND ACKNOWLEDGEMENT OF THE CODE AND ITS PROVISIONS	23

X.	DISINTERESTED DIRECTORS OF BMO FUNDS	23

A.	PROHIBITED SECURITIES TRANSACTIONS	23

B.	EXEMPTED TRANSACTIONS	23

C.	REPORTING SECURITIES TRANSACTIONS	24

D.	TRANSACTIONS WITH A BMO FUND	25

XI.	WAIVERS BY THE DESIGNATED REPORTING PERSON	25

XII.	REVIEWING AND MONITORING	25

XIII.	REPORTING VIOLATIONS AND SANCTIONS	25

XIV.	ANNUAL REPORT TO AND REVIEW BY BMO FUNDS BOARD OF DIRECTORS	25

XV.	RECORDKEEPING	26

XVI.	FORM ADV	26

XVII.	CONFIDENTIALITY	26

STANDARDS OF BUSINESS CONDUCT

AND CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics (the “Code”) establishes standards for both business conduct and personal investments by Covered Persons of BMO Entities, defined herein. This Code has been adopted by the Advisers to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). This Code also contains provisions regarding the reporting of personal securities by certain bank persons (Bank Employee Member) pursuant to 12 CFR §12.7(a)(4) or FDIC Rule 344.9, as applicable. The BMO Entities believe that the provisions of this Code and any Associated Procedures contain procedures reasonably necessary to prevent Covered Persons from violating the Code.

Each Covered Person is to read, understand and follow this Code and is to certify as to having done so. See Section IX-Certification and Acknowledgement of the Code and Its Provisions.

In addition to the specific requirements of the Code, Covered Persons are required to comply with all applicable BMO Financial Group corporate policies, directives and procedures (e.g. First Principles and Code of Business Conduct) and all applicable Federal Securities Laws. Such laws include laws regulating privacy, anti-money laundering, insider trading, offerings and sales of securities, and fraud.

This Code is not intended to deal with every possible situation Covered Persons may encounter. If a situation arises that is not covered in the Code, or if a Covered Person is uncertain about any aspect of the Code, he/she is asked to consult with their Designated Reporting Person.

II.	DEFINITIONS

A.	“Access Person” means

i.	Any Advisory Person of the Advisers;

ii.

Any Supervised Person of the Advisers who has access to nonpublic information regarding any Clients purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund;

iii.	Any Supervised Person of the Advisers who is involved in making securities recommendations to Clients of the Advisers, or who has access to such recommendations that are nonpublic;

iv.

Any director or officer of BMO Investment Distributors, the principal underwriter of BMO Funds, who, in the ordinary course of business, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities by BMO Funds, or whose functions or duties in the ordinary course of business relate to the making of any recommendations to BMO Funds regarding the purchase or sale of Reportable Securities; and

v.	Any director or officer of the Advisers or BMO Funds, who is not a Disinterested Director.

B.

“Advisers” means the BMO Entities that are investment advisers registered under the Advisers Act including, BMO Asset Management Corp., Stoker Ostler Wealth Advisors, Inc. and Taplin, Canida & Habacht, LLC.

C.	“Advisory Person” means

i.

Any director, officer, or employee of the BMO Entities (or of any company in a Control relationship to the Advisers or the BMO Funds), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the current purchases or sales of a Reportable Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

ii.

Any natural person in a Control relationship to the Advisers or the BMO Funds who normally obtains information concerning current recommendations made to a Reportable Fund with regard to the purchases or sales of a Reportable Security.

D.

“Approved Third Party Manager Account” means any Reportable Account over which the Covered Person has no direct or indirect influence or control, other than the right to terminate the account, such as an account where the Covered Person has granted full discretionary authority to a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity, that has been approved by the Covered Person’s Designated Reporting Person.

E.	“Affiliate” with respect to any referenced entity, means an entity that is Controlled by, Controls or is under common Control with such entity.

F.	“Associated Procedures” means those policies, procedures and/or statements that have been adopted by the BMO Entities, and which are designed to supplement this Code and its provisions.

G.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

H.	“Bank Employee Member” means certain employees of BMO Harris Bank N.A. and BMO Delaware Trust Company who:
i.	Make investment recommendations or decisions for the accounts of clients;
ii.	Participate in the determination of the recommendations or decisions; or
iii.	In connection with their duties, obtain information concerning which securities are being purchased, sold, or recommended for purchase or sale by the bank.

I.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Covered Person has or acquires. “Beneficial Ownership” will be attributed to an Covered Person in all instances where the Covered Person (i) possesses the ability to purchase or sell the Securities (or the ability to direct the disposition of the Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Securities; or (iii) receives any benefits substantially equivalent to those of ownership.

A person is presumed to be the Beneficial Owner of Securities held by immediate family members or held by other persons, by reason of any contract, arrangement, understanding, or relationship that provides the Covered Person with direct or indirect pecuniary interest in the Securities, sharing the Covered Person’s household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or equivalent domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships).

J.

“BMO Entities” covered by this Code of Ethics include BMO Asset Management Corp., BMO Investment Distributors, BMO Funds, Stoker Ostler Wealth Advisors, Inc., Taplin, Canida & Habacht, LLC and certain divisions of BMO Harris Bank N.A., and BMO Delaware Trust Company.

K.	“BMO Funds” means BMO Funds, Inc., and BMO LGM Frontier Markets Equity Fund.

L.

“Client” means anyone for whom investment management or advice is provided by the BMO Entities, and it includes registered and unregistered investment companies and other pooled investment vehicles, advisers for whom a BMO Entity acts as sub-adviser, and, unless the context requires otherwise, prospective clients.

M.

“Confidential Information” means information not publicly available and includes, but is not limited to: the composition of Client holdings and transactions, Clients’ financial information, corporate financial activity, lists of Clients, Working List Securities, investment models, methods, processes, and formulae and other proprietary information such as certain records, procedures, systems, pending research recommendations and software.

N.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

O.

“Covered Person” means any Access Person of the Advisers and BMO Funds, any Bank Employee Member of certain divisions of BMO Harris Bank N.A., BMO Delaware Trust Company and any other Supervised Person.

P.

“Designated Reporting Person” means the chief compliance officer (or his or her designee) of the respective BMO Entities. A Covered Person’s Designated Reporting Person is the Designated Reporting Person for which the Covered Person primarily performs duties.

Q.	“Disinterested Director” means a director or trustee of the BMO Funds who is not an “interested person” of the BMO Funds within the meaning of Section 2(a)(19) of the Investment Company Act.

R.

“Federal Securities Laws” include the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, and the Bank Secrecy Act as it applies to funds and investment advisers, all as amended from time to time, and the rules and regulations thereunder.

S.

“Initial Public Offering or IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registrations, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

T.

“Investment Personnel” include: Covered Persons with direct responsibility and authority to make investment decisions affecting a Clients portfolio (such as fund or portfolio managers); Covered Persons who provide information and advice to such managers (such as securities analysts); Covered Persons who assist in executing investment decisions for a Client (such as traders); and any natural person who Controls the Advisers or the BMO Funds and who obtains information concerning recommendations made to a Client regarding the purchase or sale of securities by a Client. As the context requires, “Investment Personnel” may refer to one or more Covered Persons.

U.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

V.	“Public Company” means any entity subject to the reporting requirements of the Securities Exchange Act of 1934.

W.

“Purchase or sale of a Security” includes the purchase, sale or writing of an option to purchase or sell a Security. A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

X.

“Reportable Account” means any account in which any securities are held for the Covered Person’s direct or indirect benefit and that is required to be reported to Compliance. Reportable Account includes broker-dealer accounts, trust accounts

(including blind trusts and family trusts), and third party manager accounts. Third party manager accounts are accounts in which the employee has a formal investment management agreement that provides full discretionary authority to a third party money manager. A copy of the management agreement or letter from the firm confirming the account is fully discretionary must be submitted to compliance for review. Accounts excluded from Reportable Account and therefore not required to be reported include: direct to fund accounts, 401(k) accounts including BMO 401(k) accounts, 403(b) accounts, pension funds, deferred compensation plans, employee direct stock purchase plans (espp), dividend reinvestment plans, any other employer sponsored retirement plans, and 529 plans.

Y.

“Reportable Fund” means each investment company (and any series or portfolios of such company) registered under the Investment Company Act that is advised or sub-advised by the Advisers or its Affiliates. Reportable Funds include common and collective funds, private funds, and any other pooled vehicle advised or sub-advised by the BMO Entities. Reportable Funds do not include money market funds.

Z.	“Reportable Security” shall have the same meaning as “Security” defined below, except that Reportable Securities include Exchange Traded Funds (“ETFs”) but do not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by non-affiliated open-end U.S. registered investment companies and non-affiliated common and collective trusts ; and

iv.	Shares issued by money market funds, including BMO.

As circumstances warrant for the equitable administration of this Code, the Compliance Department may construe the definition of “Reportable Security” on a case-by-case basis as matters are presented to it, to take into account the exemptions and exclusions from the definition of “Security” adopted under the Federal Securities Laws.

AA.

“Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act or Section 202(a)(18) of the Advisers Act. Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

BB.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of a BMO Entity, or other person who provides investment advice on behalf of the BMO Entity and is subject to the supervision and Control of the BMO Entity. In addition, any employee of an Affiliate who is licensed as, or considered, an investment adviser representative of one of the Advisers and certain members of their staff are considered Supervised Persons of such Adviser. Additionally, based on circumstance, the Designated Reporting Persons or his or her designee may consider non-employees of the BMO Entities to be Supervised Persons and subject to this Code. The Designated Reporting Persons (or his or her designee) will maintain a list of all Supervised Persons and provide each Supervised Person with notification of his or her status as such, this Code and any amendments.

III.	STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

As a fiduciary to our clients, the BMO Entities strive to act in the best interest of our clients and Fund shareholders and to place their interests ahead of our own. We believe over the long run the BMO Entities’ interests will be best served by this philosophy. This Code of Ethics is based on concepts of fiduciary duty, securities and other applicable laws and regulations and internal policies adopted by the BMO Entities. It is intended to promote the highest standards of ethical and professional conduct.

Covered Persons must not disclose, directly or indirectly, any Confidential Information, except that confidential information may be disclosed (i) to the Client, (ii) to authorized persons of the BMO Entities, (iii) to authorized agents so that they may discharge their professional duties, (iv) to other persons as the Client authorizes and, (v) when such information is legally required to be disclosed, (e.g., when duly requested by regulatory authorities or a court). Covered Persons also must not use, directly or indirectly, any Confidential Information for their personal benefit, (e.g., front-running Client transactions).

Furthermore, Covered Persons shall not (directly or indirectly) in connection with securities-related and advisory-related activities:

•	Employ any device, scheme or artifice to defraud;

•

Make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading;

•	Engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

•	Engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

Section VI of this Code deals with personal securities trading by Covered Persons. The general fiduciary principles that govern personal investment activities are:

•	The duty at all times to place the interests of Clients, and Fund shareholders first;

•

The requirement that all personal securities transactions be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of a Covered Person’s position of trust and responsibility; and

•	The principle that the BMO Entities’ personnel should not take inappropriate advantage of their positions.

We recognize that independence in the investment decision-making process is vital. Causing a portfolio to take action or to fail to take action for the purpose of achieving a personal benefit rather than to benefit the portfolio is a violation of this Code. Investment Personnel have an affirmative duty to bring suitable securities to the attention of those making investment decisions. Consequently, the failure to recommend or buy a suitable security for a Client or Fund in order to avoid the appearance of conflict from a personal transaction in that security will be considered a violation of this Code.

Inducing or causing a Client to take action, or to fail to take action, for the purpose of achieving a personal benefit, rather than a benefit for a Client is a violation of this Code. Examples of this would include causing a Client to purchase a Security owned by the Covered Person for the purpose of supporting or driving up the price of the Security, and causing the Client to refrain from selling a Security in an attempt to protect the value of the Covered Person’s investment, such as an outstanding option.

Using knowledge of Client portfolio transactions to profit by the market effect of such transactions is a violation of this Code. This could be a single, series or pattern of Securities transactions by Covered Persons. However, it is important to note that a violation could result from a single, series or pattern of transactions if the circumstances warranted a finding that the provisions of this Code have been violated.

IV.	INSIDER TRADING AND THE PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

“Insider Trading” is generally understood as the purchase or sale of securities while in possession of “inside information” i.e., material, non-public information (information not available to the general public but important in making a decision to buy or sell a security). “Insider trading” includes making such information available (“tipping”), directly or indirectly, to others who may trade based on that information.

A Covered Person who becomes aware of material information that has not been disclosed to the marketplace generally should not, without first discussing the matter with your Designated Reporting Person or a member of the BMO Entities Legal Department,

•	Engage in any act, practice or course of business which is fraudulent, deceptive or manipulative;

•	Trade in (purchase or sell) the securities of the company to which the information relates, either on behalf of a Client or for his or her own or a related account;

•	Recommend transactions in such securities; or

•	Disclose that information (tip) to others.

These restrictions apply if such information has been acquired improperly or, though acquired properly, has been obtained in circumstances in which there is a reasonable expectation that it will not be used for trading purposes, or where the information relates to a tender offer and came from a tender offer participant.

In particular, no employee should trade, tip, or recommend the securities of any issuer having obtained material nonpublic information on a confidential basis, from an insider in breach of his or her duty, or through misappropriation. On the other hand, there is no prohibition against using information obtained legitimately through one’s own analyses or appropriate investigative efforts.

Any Covered Person who acquires material nonpublic information may not discuss that information with others, other than to report such fact to your Designated Reporting Person and/or a member of the BMO Entities Legal Department. Once material nonpublic information has been disclosed to a person, he or she is precluded from trading in the security to which that information relates, making any comment which could be viewed as a recommendation, or otherwise further disclosing the information, as long as he or she possesses material nonpublic information. In this regard, particular restraint should be exercised to avoid the transmission of information which is not likely to become public in the short term.

Materiality. Information is “material” if it has market significance, that is, if its public dissemination is likely to affect the market value of securities, or if it is otherwise information that a reasonable investor would want to know before making an investment decision.

While it is impossible to list all types of information which might be deemed material under particular circumstances, information dealing with the following subjects is often found to be material:

•	Earnings estimates and other financial projections
•	Dividends
•	IPOs
•	Major new discoveries or advances in research
•	Acquisitions, including mergers and tender offers
•	Sales of substantial assets
•	Changes in debt ratings
•	Significant write-downs of assets or additions to reserves for bad debts or contingent liabilities

On the other hand, information is generally not material if its public dissemination would not have a market impact, or if the information would not likely influence a reasonable investor making an investment decision. Since such judgments may ultimately be challenged with the benefit of hindsight, and the consequences of a wrong decision are potentially severe, an employee should contact their Designated Reporting Person for advice as to whether particular information is material

Nonpublic. Information that has not been disclosed to the public generally is “nonpublic.” To demonstrate that certain information is public, the Covered Person should be able to point to some fact showing that it is widely available. Information would generally be deemed widely available if it has been disclosed, for example, in the broad tape, Wall Street Journal, or widely circulated public disclosure documents, such as prospectuses, annual reports, or proxy statements.

Nonpublic information may include, but is not limited to;

•	Information available to a select group of analysts or brokers or institutional investors
•	Undisclosed facts which are the subject of rumors, even if the rumors are widely circulated
•

Information that has been imparted on a confidential basis, unless and until the information is made public and enough time has elapsed for the market to respond to a public announcement of the information.

Information from Affiliates. Because the BMO Entities are under common control with affiliate banks and other financial institutions, all of which could be a source of nonpublic information, the BMO Entities’ employees must be particularly careful to consider the nature of the information they receive before using it. Use of “insider” information obtained from an Affiliate of Bank of Montreal is prohibited and could subject both the BMO Entities and the Affiliate to penalties for insider trading.

Information Obtained on a Confidential Basis. When the BMO Entities’ employee obtains information from a source with the expectation that he or she will keep such information confidential, the BMO Entities and its employees are prohibited from using that information to trade, tip, or recommend securities and such confidential information may not be given to affiliates of the BMO Entities. The expectation of confidentiality may be either explicitly set forth or implied by the nature of the BMO Entities relationship with the source of the information.

Information Obtained through a Breach of Fiduciary Duty. Even in the absence of an expectation of confidentiality, the BMO Entities’ employees are prohibited from trading, tipping, or recommending securities on the basis of material nonpublic information disclosed by an insider in breach of a fiduciary or similar duty.

Information Obtained Through Misappropriation. “Misappropriated” information is information that has been improperly obtained or, though obtained properly, is being used improperly for a purpose contrary to the purpose for which it was given. For example, if a printer, a commercial banker, or a lawyer passes along to others material nonpublic information entrusted to him or her by a Client, misappropriation may have occurred. Thus, if such a person divulges the information to a person who knows of that relationship, and the person trades, tips, or recommends the Client’s securities, liability as a “tippee” with respect to the misappropriated information may be found. For this reason, absent approval by your Designated Reporting Person on the basis of a full exploration of the facts, no employee may trade, tip, or make recommendations regarding affected securities where he or she has reason to believe the information has been misappropriated.

Any violation of the procedures in this Section, or any other disclosure or use of material nonpublic information, should be reported to your Designated Reporting Person immediately. Violations may result in disciplinary action taken by Compliance with potential further SEC or regulatory sanctions.

Any question as to the applicability or interpretation of these guidelines or the propriety of any desired action must be discussed with your Designated Reporting Person prior to trading or disclosure of the information.

V.	MARKET MANIPULATION

The BMO Entities prohibit any member, officer, director, employee or other Covered Person from engaging in rumor creation or dissemination that involves knowingly putting false information into the market in order to artificially change the stock price of any publicly-traded security, or from engaging in fraud and manipulation with the intent to profit. This conduct is frequently referred to as market manipulation. This policy applies to all Covered Persons and extends to activities within and outside their duties at the BMO Entities.

The term “market manipulation” is not specifically delineated in the federal securities laws, however, the laws refer to the prohibition against creating and disseminating false or misleading statements, or to the prohibition against fraud and manipulation. Market manipulation is viewed as an emerging area of the law. The Securities and Exchange Commission has not pursued many such cases in the past because of the difficulty of tracing where a false rumor originates and of proving it was knowingly false. But now the increased use of technologies, such as emails, instant messages, and other electronic communications, which enable the quick spread of rumors, are enabling law enforcement officials to track down the origin of false rumors and prove that they were knowingly false.

While the laws concerning market manipulation are not static, it is generally understood that the laws prohibit:

•	Knowingly creating and/or disseminating information that is nonpublic, false, or speculative without factual support.
•	Disseminating information from unknown or unidentified sources.

Market manipulation involves knowingly putting false information into the market in order to artificially change the stock price of any publicly-traded security, or engaging in fraud and manipulation with the intent to profit. This becomes particularly important when a firm owns the securities in question. A rumor can be disseminated through all forms of communication, including, but not limited to, emails, instant messages, blogs, chat rooms, telephones, faxes, messages, letters, and memos. It can entail creating a false rumor, but can also occur through the omission of a material fact. It can be in the form of a statement or a question. The materiality of the rumor is considered, i.e. it must be reasonably likely to affect the stock price or the value of the target toward which the rumor is directed.

The BMO Entities prohibit any Covered Person from knowingly creating and/or disseminating information that is nonpublic, false, or speculative without factual support. Because an intent to manipulate is presumed if a rumor originates with an individual or firm that is later found to have profited from the rumor, members, officers, directors and employees are prohibited from entering any securities-related chat rooms or posting on securities-related blogs to avoid “inadvertent” manipulation.

The BMO Entities also prohibit any Covered Person from disseminating information from unknown or unidentified sources. Even if it is not clear that a rumor is false at the time, you can still be charged if you assisted in disseminating the rumor. As such, dissemination must be limited to information that is derived from known and/or reliable sources.

Employees who believe they may have inadvertently (or consciously) manipulated the market or employees who believe they may have been pressured into such actions are expected to immediately report such actions to their Designated Reporting Person.

VI.	PERSONAL SECURITIES TRADING AND REPORTING

This Code requires Covered Persons to conduct any personal securities trading activities in accordance with the provisions of this Code and to periodically report their personal securities transactions and holdings to the Compliance Department in the manner specified in this code. Personal trading activities of a Covered Person include transactions in accounts in which the Covered Person has any direct or indirect Beneficial Ownership, which includes immediate family members sharing the Covered Person’s household (See definition of Beneficial Ownership, on page 6).

Covered Persons must submit holdings and transaction reports for Reportable Securities held within Reportable Accounts, except for certain types of Reportable Accounts such as third party manager accounts. Reporting obligations may be met by submitting the necessary reports on the Sungard Protegent PTA (“Protegent PTA”) web-based personal trade monitoring system located on the intranet via the following address; https://mi.ptaconnect.com/pta/pages/logon.jsp.

Certain Supervised Persons of the Advisers who are not considered Access Persons are not subject to the pre-clearance requirements detailed in Section VI.A.i below except related to Limited Offerings and IPOs. Such Supervised Persons will be notified if they are not subject to the pre-clearance requirements. Covered Persons who are considered Bank Member Employees, who are not also considered Access Persons, are not subject to pre-clearance requirements in Section VI.A.i below.

A.	Personal Trading Procedures

Personal transactions by a Covered Person, or immediate family member sharing the Covered Person’s household, whether a transaction is a purchase or sale, in any Reportable Security that the Covered Person has direct or indirect Beneficial Ownership shall be prohibited if the Covered Person knows, or should have known, at the time the personal transaction was contemplated that such a purchase or sale; (i) is being considered for purchase or sale by a Client or (ii) is being purchased or sold by a Client, including but not limited to, portfolio re-optimizations, unless the personal transaction meets a pre-clearance exception listed below in Section VI.A.ii below.

i.	Trading Guidelines and Restrictions

1.          Pre-Clearance Requirements –Covered Persons must pre-clear every purchase or sale of a Reportable Security in which the Covered Person has a Beneficial Ownership in a Reportable Account, unless a personal transaction meets a pre-clearance exception listed under Section VI.A.ii. Equity-related and Fixed Income securities must be pre-cleared using Protegent PTA. Pre-clearance approval and the receipt of express pre-clearance approval does not exempt you from the prohibitions outlined in this Code.

•	Pre-clearance approval may be granted between 8:30a.m. CT and 3p.m. CT.

•	Pre-clearance approval remains in effect until the end of the trading day on which it was granted.

•	When trading options, the Covered Person must pre-clear the underlying security, unless the underlying security meets a pre-clearance exemptions listed below, before entering into the option contract.

•	When entering limit orders for transactions that do not meet the de minimis exemption, Covered Persons must obtain pre-clearance approval each day the order is outstanding.

2.          Limited Offerings –Covered Persons may not acquire Securities for their personal accounts in a Limited Offering unless:

•	such transaction otherwise comply with all other provisions of this Code;

•

the Covered Person submits the full details of the proposed transaction to their Designated Reporting Person, including written certification that the investment opportunity did not arise by virtue of the Covered Person’s position with BMO, the BMO Entities or an Affiliate;

•

The Designated Reporting Person has (i) concluded (after reviewing the details supplied by the Covered Person, receiving the written certification, and consulting with other BMO investment advisory personnel) that no Client accounts have a foreseeable interest in purchasing such securities and (ii) granted pre-clearance approval.

The Covered Person, after purchasing an approved Limited Offering, may not participate in any investment decision regarding that Limited Offering for any Client. As such, a recommendation to a Client of the BMO Entities to purchase or sell Securities of such an issuer (following a purchase by a Covered Person in an approved personal transaction) will be subject to an independent review by the President of the Adviser (or his or her designee), so long as the person conducting such review has no personal interest in the issuer. The Covered Person will affirmatively disclose to the Chief Compliance Officer any such independent review.

3.          Initial Public Offerings (IPOs) – Covered Persons are prohibited from acquiring any Security distributed in an initial public offering (“IPO”), until trading of the Security commences in the secondary market. This restriction also applies to transactions in IPOs in an account where the Covered Person has granted full discretionary authority to an Approved Third Party Manager. The Compliance Department reserves the right to contact your Approved Third Party Manager to verify they are not participating in IPOs in your account.

4.          Blackout Periods –

a.

Covered Persons are prohibited from executing a personal transaction in any Reportable Security on a day during which a Client has a pending “buy” or “sell” order for that Reportable Security, and for seven (7) calendar days after a Client purchases or sells the same Reportable Security. Any purchases or sales of any Reportable Security by a Covered Person within seven (7) days before a Client purchases or sells the same Reportable Security are subject to review on a case-by-case basis for purposes of determining whether a violation of this Code has or may have occurred, unless a personal transaction meets a pre-clearance exception listed under Section VI.A.ii.

b.

Covered Persons, with knowledge of a reoptimization, are prohibited from executing a personal transaction in any Reportable Security, unless a personal transaction meets a pre-clearance exception listed under Section VI.A.ii, from;

(i)	the time of dissemination of the output of any investment model until the time of publication of the final list of pending transactions based upon the investment model; or

(ii)	the time of publication of the final list of pending transactions based upon the investment model until seven (7) calendar days after a Client account has completed its transactions in that security.

5.          When purchasing, exchanging, or redeeming shares of a Reportable Fund, Covered Persons must comply in all respects with the policies and standards set forth in the then current prospectus, including restrictions on short-term trading.

6.          Short-Term Trading – Covered Persons are generally discouraged from engaging in short-term speculative trading, excessive trading and trading which interferes the Covered Person’s job responsibilities.

7.          BMO Securities – Covered Persons are prohibited from engaging in transactions in Bank of Montreal Securities or related financial instruments that are:

a.	call or put options or short selling (selling, directly or indirectly, Bank of Montreal Securities or related financial instruments that you do not own); or

b.

transactions (e.g., monetization transactions, forward sale contracts, equity swaps, collars, purchases of units of exchange funds, entering into exchange contracts or limited recourse loans secured primarily by Bank of Montreal Securities, etc.) if those transactions are designed to hedge or offset the economic risk of holding Bank of Montreal Securities or related financial instruments.

ii.	Exceptions from Pre-Clearance Requirements

The following exceptions are from pre-clearance only; please see Section B for applicable reporting requirements.

1.          Covered Persons are not required to pre-clear the following:

a.	Purchases or sales of 2,000 common shares or less (or the purchase, sale, writing of, the right to or voluntary exercise of 20 options contracts or less) in a public company whose market capitalization is greater than $5 billion at the time of the purchase or sale;

b.	Transactions over which the Covered Person has no control, such as the expiration of an option contract or option exercise thresholds that trigger an automatic exercise of options;

c.	Purchases or sales in Exchange Traded Funds (ETFs) and closed end funds, including options on such funds;

d.	Transactions in a Reportable Fund;

e.	Transactions in BMO 401(k) plans as they are not Reportable Accounts;

f.	Purchases or sales in foreign currency futures or forwards;

g.	Purchases or sales of options, futures, or forwards on broad-based indices, defined as indices consisting of 100 names or more;

h.	The execution of options of BMO securities acquired as the result of employment at BMO or its Affiliates, subject to any applicable BMO trading windows;

i.	Purchases which are made through an Automatic Investment Plan;

j.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired;

k.

The acquisition of Reportable Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

l.

Purchases which (upon advance notification and approval from your Designated Reporting Person or his or her designee) are part of an offering(s) made available to a member of the Covered Person’s household solely by virtue of that person’s employment;

m.

Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control with an Approved Third Party Manager(s). However, in order to advise any such Approved Third Party Manager to enter into or refrain from entering into a specific transaction or class of transactions, you must first consult your Designated Reporting Person and obtain approval; or

n.

Any transaction in which your Designated Reporting Person or his or her designee determines that the nature of the Security traded or the facts surrounding the transaction are sufficient enough to make pre-clearance unwarranted.

B.	Reporting Requirements

Failure to complete the reports described in this Section of the Code in the specified timeframe is a violation of Rule 17j-1 and Rule 204A-1 under the Investment Company Act and the Advisers Act, respectively, and all of the other applicable law, rule or regulation, as well as this Code. Covered Persons reporting obligations may be met by submitting the necessary reports on Protegent PTA. The Compliance Department generally maintains these reports within Protegent PTA.

Any report submitted pursuant to this Section may contain a statement that the report shall not be construed as an admission by the Covered Person that such person has in fact any direct or indirect Beneficial Ownership in the securities to which the report relates.

i.	Initial and Annual Holdings Reports

Within ten calendar days of becoming a Covered Person, Covered Persons must submit an Initial Report listing all Reportable Accounts along with any in which they are a Beneficial Owner and all holdings within these accounts. Furthermore, annually, Covered

Persons must report all Reportable Accounts along with any in which they are a Beneficial Owner.

1.       Every Covered Person shall report the information described below in their Reportable Accounts to their Designated Reporting Person (or his or her designee):

a.

The full name (title), description (type and exchange ticker symbol or CUSIP number), number of shares and principal amount of each Reportable Security in which the Covered Person or any immediate family member sharing the same household had any direct or indirect Beneficial Ownership when the person became a Covered Person;

b.	The name of any broker, dealer or bank maintaining an account in which any Securities that the Covered Person has any indirect or direct Beneficial Ownership are held; and

c.	Date the report is submitted and signature.

2.       Every Covered Person is required to submit a Holdings Report for Reportable Accounts:

a.

No later than 10 calendar days after the person becomes a Covered Person, an initial holdings report listing all of the information described above which must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person; and

b.	By February 14 of each year, an annual holdings report listing all of the information described above as of December 31 of the prior year.

Covered Persons are not required to report holdings in non-Reportable Accounts.

ii.	Quarterly Transaction Reports

1.          Within 30 calendar days after the end of each quarter, each Covered Person will provide their Designated Reporting Person (or his or her designee) with a transaction report covering, at a minimum, all transactions in Reportable Accounts during the most recent quarter in which the Covered Person had any direct or indirect Beneficial Ownership (the “Quarterly Transaction Report”) containing the following information:

a.

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and the principal amount of each Reportable Security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition such as a gift or charitable contribution);

c.	The price at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected;

e.	Going forward on a quarterly basis you must certify that any personal investments effected during the quarter were done in compliance with this Code.

f.	Date the report is submitted and signature; and

g.	If there were no personal transactions in Reportable Securities during the period, either a statement to that effect or the word “None” (or some similar designation).

2.    Covered Persons are not required to report transactions in non-Reportable Accounts.

iii.	New Reportable Accounts Reports

Covered Persons will be required to disclose to their Designated Reporting Person (or his or her designee) any new Reportable Accounts established during the previous quarter in which any Securities that the Covered Person has any indirect or direct Beneficial Ownership were held during the quarter. Ideally, Covered Persons should report new Reportable Accounts when they are opened. The report shall include:

•	The name of the broker, dealer or bank with whom the Covered Person established the account,

•	The date the account was established, and

•	The date the report was submitted.

A.	Duplicate Statements and Use of Approved Broker for Reportable Accounts

The Compliance Department may request duplicate copies of trade confirmations and periodic account statements for Reportable Accounts from brokers. However, confirmations and statements should be received via electronic data feed through Protegent PTA.

B.	Third Party Managers Account Approval

As described above, Covered Persons are not required to provide initial or annual holdings or quarterly transaction reports on any Reportable Account over which the Covered Person has no direct or indirect influence or control, other than the right to terminate the account, such as an account where the Covered Person has granted full discretionary authority to a registered broker-dealer, a registered investment adviser, or other investment manager acting in a similar fiduciary capacity. In these situations, the Covered Person must provide to its Designated Reporting Person:

•	the terms of each account relationship (“Agreement” and any amendment to the Agreement) in writing; and

•

a certification to its Designated Reporting Person or copy of approved advisory agreement at the time such account relationship commences, that such Covered Person does not have direct or indirect influence or control over the account, other than the right to terminate the account.

The Compliance Department reserves the right to request confirmations and statements on such Third Party Manager Account.

VII.	GIFTS AND ENTERTAINMENT POLICY

A.	Gifts

No Covered Person shall accept or provide a gift worth more than $100, in aggregate within any 12-month period, from or to any outside person or entity that does business, or seeks to do business, with the BMO Entities for which the Covered Person performs duties or over which the Covered Person exercises managerial influence, without prior approval from the Designated Reporting Person.    The affiliates and agents of an outside person or entity shall be considered a single person. Under no circumstances should cash or cash equivalent gifts be given to or accepted from any outside person or entity, including gift cards.

Notwithstanding the above, the aggregate gift limit only (i.e., such gifts must be still reported as described below) does not apply to the following items:

i.

The offer or acceptance of gifts, meals, refreshments, or entertainment of reasonable value, which is generally $100 or less, that are related to commonly recognized major events related to employment, such as a promotion, new job, etc.; or

ii.

The offer or acceptance of personal gifts such as a wedding gift or a congratulatory gift for the birth of a child, provided that these gifts are not given as a result of the business relationship[1] and the individual giving the gift bears the cost of the gift and not the employer (e.g., the gift is not paid for by the BMO Entity, or its affiliates, or any entity with which they transact business).

Any gifts offered or received, unless exempted from the definition of “gift” below, must be reported by the Covered Person no less frequently than quarterly. The report must include a description of the gift given or received, the name of the person receiving or giving the gift and the estimated value of the gift. This reporting obligation can be met by submitting a gift disclosure through PTA.

Furthermore, the following items are exempted from the definition of “gift” under this policy:

1 For example, in situations where there is a pre-existing personal or family relationship between the person giving the gift and the recipient.

•	Salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Covered Person’s employment responsibilities for the Covered Person’s employer;

•	The offer or acceptance of meals, refreshments or entertainment of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

•	The offer or acceptance of advertising or promotional material of nominal value, which is generally $50 or less, such as pens, pencils, note pads, key chains, calendars and similar items; and

•	The offer or acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

B.	Business Entertainment

No Covered Person shall provide or accept any business entertainment to or from any outside person or entity unless the business entertainment is considered to be a customary business practice, is reasonable under the circumstances, and is not so excessive, frequent, lavish, or extravagant as to raise questions of propriety.

Moreover, any such business entertainment shall only be permitted if;

•	The Covered Person shall be in attendance;
•	The business entertainment is for business purposes; and
•	The Covered Person’s travel and lodging related to the business entertainment is paid for by a BMO line of Business.

C.	Special Considerations for Certain Client Types

Regulations related to the investment management of state or municipal pension funds and other retirement plans often severely restrict or prohibit the offer of gifts or entertainment of any value to government officials (elected officials and employees of elected officials) who have involvement or influence over the selection of an investment manager. Prior to providing any gift or entertainment, the Covered Person will generally consult with such individuals.

Keep in mind your specific department may have additional policies and procedures that you need to adhere and may restrict any gifts or entertainment to government officials or agents of retirement plans.

VIII.	SERVICE AS BOARD DIRECTOR OR MEMBER

All Covered Persons are prohibited from serving on the boards of directors of any Public Company, absent express prior authorization from Compliance. Authorization to serve on the board of a Public Company may be granted in instances where Compliance determines that such board service would be consistent with the interests of a Client, including shareholders of the Company. If prior approval to serve as a director of a Public Company is granted, a Covered Person has an affirmative duty to excuse himself from participating in any deliberations by the BMO Entities regarding possible investments in the securities issued by the Public Company on whose board the Covered Person sits.

IX.	CERTIFICATION AND ACKNOWLEDGEMENT OF THE CODE AND ITS PROVISIONS

The Designated Reporting Person (or his or her designee) is responsible for notifying Covered Persons of their status and obligations under this Code and for providing to each of those individuals a copy of this Code and copies of amendments from time to time.

Upon becoming a Covered Person and annually by February 14 of each year, every Covered Person will provide their Designated Reporting Person (or his or her designee) with certification that he or she has received, read, and understands the provisions of this Code, and that they recognize that they are subject to its provisions. The annual certification shall also include a statement that, during the prior year, the Covered Person has complied with the requirements of this Code and that the Covered Person has disclosed or reported all personal transactions in Reportable Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

In addition, should there be any material amendments to the Code, as determined by your Designated Reporting Person, each Covered Persons will be asked to certify that he or she has received, read and understands the provisions of this Code.

X.	DISINTERESTED DIRECTORS OF BMO FUNDS

A.	Prohibited Securities Transactions

No Disinterested Director shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership or interest when the Disinterested Director knows or has reason to believe that securities of the same class are being purchased or sold or considered for purchase or sale by BMO Funds or any series thereof, until those transactions have been completed or consideration of such transactions is abandoned.

This prohibition does not apply to any transaction in an investment advisory account of any Disinterested Director (either alone or with others) if an investment adviser has discretion and the Disinterested Director does not have knowledge of the transaction until after the transaction has been executed.

B.	Exempted Transactions

The provisions of this Code are not intended to restrict unnecessarily the personal investment activities of Disinterested Directors. Therefore, the provisions of Section X.A of this Code shall not apply to:

1.	Purchases or sales over which a Disinterested Director has no direct or indirect influence or control;

2.	Purchases or sales of securities that are not eligible for purchase or sale by a BMO Fund;

3.	Purchases or sales that are non-volitional on the part of either the Disinterested Director or a BMO Fund;

4.	Purchases that are part of an automatic investment or dividend reinvestment plan;

5.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

6.	Purchases or sales that receive the prior approval of the BMO Funds Chief Compliance Officer on the ground that they are not inconsistent with this Code or the provisions of Rule 17-j-l(a).

C.	Reporting Securities Transactions

1.

Duty to Report - If any Disinterested Director has a Beneficial Ownership in a transaction in a Security and at the time of the transaction knew, or in the ordinary course of fulfilling his or her official duties as a director should have known, that on the day of the transaction or within 15 days before or after that day a purchase or sale of that class of Security was made or being considered for a BMO Fund, he or she shall report the transaction to the BMO Funds Chief Compliance Officer within 30 days after the end of the calendar quarter in which the transaction occurred.

2.	Form of Report - A report pursuant to Section X.C.i may be in any form, such as that in Exhibit A, (including a copy of a confirmation or monthly brokerage statement) but must include:
a.	The date of the transaction;

b.	The title, interest rate and maturity date (if applicable), number of shares, and the principal amount (if applicable) of the security;

c.	The nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

d.	The price at which the transaction was effected;

e.	The name of the broker, dealer or bank with or through whom the transaction was effected;

f.	The name of the reporting person; and

g.	The date on which the report is submitted.

3.	Initial and Annual Holdings Reports - Disinterested Directors shall not be required to complete and submit Initial and Annual Holdings Reports.

D.	Transactions with a BMO Fund

No Disinterested Director will knowingly sell to or purchase from a BMO Fund any security or other property except securities issued by a BMO Fund.

XI.	WAIVERS BY THE DESIGNATED REPORTING PERSON

The Designated Reporting Person or his or her designee may, in his or her discretion, waive compliance by a Covered Person with the provisions of the Code, if he or she finds that such a waiver:

•	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;
•	will not be inconsistent with the purposes and objectives of the Code;
•	will not adversely affect the interests of any Client of the Advisers or the interests of the Adviser or its affiliates; and
•	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations. Any waiver shall be in writing and shall contain a statement of the basis for the waiver.

XII.	REVIEWING AND MONITORING

The Compliance Department will review all reports required under this Code, and personal trading activity and trading records to identify improper trades or patterns of trading or possible violations of the provisions or spirit of this Code. The Designated Reporting Person may designate one or more individuals to assist with the review of these items.

The Compliance Department shall institute and periodically review procedures (a) reasonably necessary to prevent violations of this Code and (b) pursuant to which appropriate management or compliance personnel review all reports required by this Code.

XIII.	REPORTING VIOLATIONS AND SANCTIONS

Covered Persons who are aware of any possible violations of this Code must promptly report them to their Designated Reporting Person. Upon discovering that a Covered Person has not complied with the requirements or with the spirit of this Code, a Designated Reporting Person shall submit the findings to the Compliance. The Designated Reporting Person and/or Compliance may impose on that Covered Person sanctions described in the COE Violation Sanction Hierarchy including, among other things, the unwinding of the transaction, and the disgorgement of profits, suspension or termination of employment, or removal from office. These sanctions may be assessed individually or in combination. Prior violations by the Covered Person and the degree of responsibility exercised by the Covered Person will be taken into consideration in the assessment of sanctions. In instances where a member of the Covered Person’s household commits the violation, any sanction will be imposed on the Covered Person.

XIV.	ANNUAL REPORT TO AND REVIEW BY BMO FUNDS BOARD OF DIRECTORS

No less frequently than annually, the Adviser, the sub-adviser to any Fund, the Company’s distributor and the Company are each required to furnish to the Company’s Board of Directors a written report that:

(a)

describes any issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Adviser and the Company have adopted procedures reasonably necessary to prevent access persons from violating the Code.

In addition, each Adviser to an investment company registered under the Investment Company Act will, no less frequently than annually, also furnish to the respective investment company’s board of directors, the written report described above.

At least annually and, in any case, within months of adopting any material change to this Code, the each Adviser to a registered investment company under the Investment Company Act shall submit to such investment company’s Board of Directors for approval any recommended or previously adopted changes to this Code.

XV.	RECORDKEEPING

The Compliance Department will maintain copies of the Code, records of persons subject to reporting under the Code, copies of Covered Persons’ written acknowledgement of receipt of the Code, records of personal securities transactions and holdings reports and the Compliance Department’s review of the same, records of decisions relating to approvals of investments in limited offerings or private placements, records of violations of the Code and actions taken as a result of the violations, and records of the annual reports provided to the BMO Funds’ Board of Directors. These records will be maintained (generally for five full fiscal years) in accordance with applicable laws and rules there under.

XVI.	FORM ADV

The Advisers will describe its Code of Ethics in Form ADV Part 2A and, upon request, furnish the clients with a copy of the Code.

XVII.	CONFIDENTIALITY

All reports and records monitored, prepared or maintained pursuant to this Code shall be considered confidential and proprietary to the BMO Entities and shall be maintained and protected accordingly; however, such reports and records may be made available, to the BMO Entities’ Board of Directors, the Board of Directors of investment companies for whom an Adviser provides services, BMO Corporate Audit, regulators, or other appropriate persons as may be reasonable and necessary to accomplish the purpose of this Code.

EXHIBIT A

BMO FUNDS

TRANSACTION REPORTING FORM FOR DISINTERESTED DIRECTORS

Background. BMO Funds, Inc. (the “BMO Funds” or “Funds”) has adopted a code of ethics (the “Code of Ethics”) to comply with Rule 17j-1 of the Investment Company Act. The Code of Ethics requires “access persons” to report their personal securities transactions. While the definition of “access person” includes directors of BMO Funds, a director who is not an “interested person” of the Funds (i.e. a “Disinterested Director”) and who would be required to make a report solely by reason of being a Fund director, is not required to submit initial or annual holdings reports and is only required to report transactions in Securities (as defined by the Code of Ethics) on a quarterly basis if the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Security, a Fund purchased or sold the Security, or the Fund or its investment adviser considered purchasing or selling the Security.

Transaction Reporting. Each Disinterested Director shall submit to the Chief Compliance Officer of BMO Funds, the Fund’s investment adviser, a list of any applicable transactions, as described above, within 30 days of each calendar quarter end on this Form. To the extent the Disinterested Director does not have any applicable transactions, this Form need not be submitted. The Disinterested Directors will be reminded periodically of their reporting responsibilities. The reporting of any transaction below shall not be construed as an admission of any direct or indirect beneficial ownership in the subject security.

TRANSACTION RECORD FOR (Print Name)	FOR THE QUARTER ENDED

I am reporting below all transactions required to be reported for the quarter pursuant to the Code of Ethics.

Date of Transaction	Name of Security and Ticker	Interest Rate	Maturity Date	Principal Amount	Number of Shares or Par	Type of Transaction (B) (S) (Other)	Price	Broker/Bank/Other	Name of Account (if other than yourself)

Disinterested Director Signature	Date

REVIEWED:
		Date	Compliance Review Signature
FOLLOW-UP ACTION (if any):

Exhibit A - 1